EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Russ Berrie and Company, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 2-96238, 2-96239, 2-96240, 33-10779, 33-26161, 33-27406, 33-27897, 33-27898, 33-51823, 333-70081, 333-76248 and 333-111853) of Russ Berrie and Company, Inc. of our reports dated March 22, 2005, with respect to the consolidated balance sheets of Russ Berrie and Company, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Russ Berrie and Company, Inc.

Our report dated March 31, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states management has not evaluated the effectiveness of internal control over financial reporting at Kids Line, LLC, which was acquired on December 15, 2004.  Our audit of internal control over financial reporting of Russ Berrie and Company, Inc. also excluded an evaluation of the internal control over financial reporting of Kids Line, LLC.

/s/ KPMG LLP

Short Hills, New Jersey
March 31, 2005